PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU
Articles of Amendment-Domestic Corporation (15 Pa.C.S.)
Entity Number 3947063
X	Business Corporation (§ 1915)
Nonprofit Corporation (§ 5915)

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Fee: $70	Filed in the Department of State on

Secretary of the Commonwealth

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:
1. The name of the corporation is: Customers Bancorp, Inc.

2.   The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street City State Zip County 1015 Penn Avenue, Suite 103 Wyomissing PA 19610 Berks
(b) Name of Commercial Registered Office Provider County c/o:

3. The statute by or under which it was incorporated: Business Corporation Law of 1988, as amended (Act of December 21, 1988, PL 1444 No. 177).

4. The date of its incorporation: April 7, 2010.

5.Check, and if appropriate complete, one of the following:

X	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

	The amendment shall be effective on:		at
		Date		Hour

DSCB:15-1915/5915-2

6.Check one of the following:

X	The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c) or § 5914(b).

7.Check, and if appropriate complete, one of the following:

X	The amendment adopted by the corporation, set forth in full, is as follows:

RESOLVED, that Article SEVENTEENTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

“SEVENTEENTH.  The Control Transactions provisions of Subchapter E beginning at Section 2541 of the Business Corporation Law and any amendment to or restatement of such Subchapter, shall not be applicable to the Corporation.  The Control-Share Acquisitions provisions of Subchapter G beginning at Section 2561 of the Business Corporation Law and any amendment to or restatement of such Subchapter, shall not be applicable to the Corporation.  The Disgorgement By Certain Controlling Shareholders Following Attempt to Acquire Control provisions of Subchapter H beginning at Section 2571 of the Business Corporation Law and any amendment to or restatement of such Subchapter, shall not be applicable to the Corporation.”

The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8.Check if the amendment restates the Articles:

The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this

2nd	day of	July,	2012

CUSTOMERS BANCORP, INC.
Name of Corporation /s/ Thomas R. Brugger
Thomas R. Brugger Executive Vice President and Chief Financial Officer
Title

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